SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

XenoPort, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

On June 5, 2014, XenoPort, Inc. (the “Company”) updated biographical information with respect to Jeryl L. Hilleman, one of the Company’s Board of Directors’ nominees for election as a Class 3 director at the 2014 Annual Meeting of Stockholders, to reflect a new position as chief financial officer of Intersect ENT, Inc.

Jeryl L. Hilleman

Jeryl L. Hilleman, age 56, has been a member of our board of directors since January 2005. She is chief financial officer at Intersect ENT, Inc., a commercial stage drug-device company. Prior to joining Intersect ENT in June 2014, she was chief financial officer at Ocera Therapeutics, Inc., a clinical-stage biopharmaceutical company. Prior to joining Ocera in September 2013, Ms. Hilleman provided independent financial and strategic consulting for biotech and cleantech companies. From January 2008 to May 2012, she was chief financial officer of Amyris Biotechnologies, Inc., a company specializing in synthetic biology. Prior to joining Amyris, she was executive vice president and chief financial officer of Symyx Technologies, Inc., a company specializing in high-throughput experimentation for the discovery of materials, from 1997 to June 2007. Prior to joining Symyx in 1997, Ms. Hilleman served as vice president finance and chief financial officer of two public biotechnology companies, Geron Corporation and Cytel Corporation, which merged with Epimmune Inc. in 1999. Ms. Hilleman received an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business.